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                     [KIRKPATRICK & LOCKHART LLP LETTERHEAD]



October 22, 2001


SA Funds - Investment Trust
1190 Saratoga Avenue, Suite 200
San Jose, California 95129


Ladies and Gentlemen:

      We have acted as counsel to SA Funds - Investment Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 10 ("PEA") to the Trust's Registration Statement on Form N-1A (File No. 333-70423) relating to the issuance and sale of Shares of the Trust. You have requested our opinion with respect to the matters set forth below.

      In this opinion letter, the term "Shares" refers to the shares of beneficial interest in each series of the Trust listed in Schedule A attached to this opinion letter that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

      In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Declaration of Trust, and Bylaws, and any amendments thereto, and such other documents relating to its organization and operation and such resolutions of the Trust's Board of Trustees as we have deemed relevant to our opinions, as set forth herein.

      The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of business trusts organized under the laws of the State of Delaware and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

      Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable.

      We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be
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SA Funds - Investment Trust
October 22, 2001
Page 2

furnished to or relied upon by any other person for any purpose, without specific prior written consent.

      The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

      We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the prospectus that is being filed as part of such PEA.



                                    Very truly yours,

                                    /s/ KIRKPATRICK & LOCKHART, LLP

                                    KIRKPATRICK & LOCKHART LLP
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                                   SCHEDULE A



                              SA Fixed Income Fund

                              SA U.S. Market Fund

                              SA U.S. HBtM Fund

                              SA U.S. Small Company Fund

                              SA International HBtM Fund

                              SA International Small Company Fund

                              SA U.S. Large Cap Growth Strategy Fund

                              SA U.S. Large Cap Value Strategy Fund